Exhibit 4.10

RESTRICTED STOCK PURCHASE AGREEMENT

This Restricted Stock Purchase Agreement (this “Agreement”) is made and entered into as of August 10, 2023 (the “Effective Date”) by and between Archer Aviation Inc. (the “Company”), a Delaware corporation, and Gibson, Dunn & Crutcher LLP (“Purchaser”).

1.            PURCHASE OF SHARES. On the Effective Date and subject to the terms and conditions of this Agreement, Purchaser hereby purchases from the Company, and the Company hereby sells to Purchaser, an aggregate of 1,985,559 shares of the Company’s Class A Common Stock (the “Shares”) for the Stock Amount (as defined in the Letter Agreement). As used in this Agreement, the term “Shares” refers to the Shares purchased under this Agreement and includes all securities received (a) in substitution of the Shares, (b) as a result of stock dividends or stock splits with respect to the Shares, and (c) in replacement of the Shares in a merger, recapitalization, reorganization or similar corporate transaction. The Shares are being issued in connection with that certain Letter Agreement, dated as of the date hereof, by and between the Company and Purchaser, as amended from time to time (the “Letter Agreement”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Letter Agreement.

2.            PAYMENT OF PURCHASE PRICE; CLOSING.

2.1            Deliveries by Purchaser and Company. Purchaser and Company each hereby delivers to the other: (a) a duly executed copy of this Agreement, and (b) a duly executed copy of the Letter Agreement. Purchaser also delivers to Company payment of the Stock Amount in consideration for cancellation of indebtedness of the Company owed to Purchaser as described and set forth in the Letter Agreement equal to the Stock Amount.

2.2            Delivery of Shares. Upon mutual execution of this Agreement and the Letter Agreement, and delivery of the Stock Amount under Section 2.1, the Company will issue the Shares in the name of Purchaser, registered in Purchaser’s name in book-entry electronic format on the books of the Company by the Company’s transfer agent, with such Shares to bear the legend set forth in Section 7.

2.3            Registration of the Shares. The Company shall file as soon as reasonably practicable after the date hereof, but in no event later than the tenth business day following the filing by the Company with the Securities and Exchange Commission (the “SEC”) of its earnings release for the quarter ended June 30, 2023, and use commercially reasonable efforts to cause to be declared effective by the SEC as soon as reasonably practicable after such filing date, a registration statement on Form S-3 or, if such form is not available to the Company, Form S-1, providing for an offering to be made on a continuous basis in accordance with Rule 415 under the Securities Act of 1933, as amended, relating to the offer and sale, from time to time, of all of the Shares (the “Shelf Registration Statement”). Further, the provisions of Exhibit A hereto are incorporated herein in their entirety.

3.            REPRESENTATIONS AND WARRANTIES OF COMPANY. The Company hereby represents and warrants to the Purchaser as follows:

3.1            Organization of Company; Authority. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority to enter into, and carry out its obligations under, each of the Transaction Agreements. Each Transaction Agreement has been duly executed and delivered by Company, and (assuming due authorization, execution and delivery by Gibson Dunn) each Transaction Agreement constitutes legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

3.2            No Conflicts; Consents. The execution, delivery and performance by the Company of each of the Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Company; (b) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to Company; or (c) require the consent of any third party person or entity under any contract to which the Company is a party. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to the Company in connection with the execution and delivery of any of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby other than ordinary course securities filings including with respect to any ‘blue sky’ qualifications.

3.3            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by any of the Transaction Agreements.

3.4            Compliance. Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange and with all applicable rules and regulations of the SEC.

4.            REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Company as follows.

4.1            Purchase for Own Account for Investment. Purchaser hereby confirms that the Shares acquired by Purchaser hereunder will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to, or for sale in connection with, a distribution of the Shares or any part thereof within the meaning of the Securities Act of 1933, as amended (the “1933 Act”). No-one other than Purchaser has any beneficial ownership of any of the Shares. By executing this Agreement, Purchaser further represents that Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation rights to such person or to any third person, with respect to any of the Shares.

4.2            Access to Information. Purchaser has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that Purchaser reasonably considers necessary or appropriate in making the decision to purchase the Shares, and Purchaser has had ample opportunity to ask questions of and receive answers from the Company’s representatives concerning such matters and this investment.

4.3            Understanding of Risks. Purchaser is fully aware of: (a) the highly speculative nature of the investment in the Shares; (b) the financial hazards involved; (c) the lack of liquidity of the Shares and the restrictions on transferability of the Shares (e.g., that Purchaser may not be able to sell or dispose of the Shares or use them as collateral for loans); (d) the qualifications and backgrounds of the management of the Company; and (e) the tax consequences of investment in the Shares.

4.4            Purchaser’s Qualifications. Purchaser has a preexisting personal or business relationship with the Company and/or certain of its officers and/or directors of a nature and duration sufficient to make Purchaser aware of the character, business acumen and general business and financial circumstances of the Company and/or such officers and directors. By reason of Purchaser’s business or financial experience, Purchaser is capable of evaluating the merits and risks of this investment, has the ability to protect Purchaser’s own interests in this transaction and is financially capable of bearing a total loss of this investment.

4.5            No General Solicitation. At no time was Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Shares.

4.6            Compliance with Securities Laws. Purchaser understands and acknowledges that, in reliance upon the representations and warranties made by Purchaser herein, as of the date hereof, the Shares have not been registered with the SEC under the 1933 Act or been qualified under applicable state securities laws which impose certain restrictions on Purchaser’s ability to transfer the Shares (the “Law”), but instead are being issued under an exemption or exemptions from the registration and qualification requirements of the 1933 Act and the Law.

4.7            Restrictions on Transfer. Purchaser understands that Purchaser may not transfer any Shares unless such Shares are registered under the 1933 Act and qualified under the Law or unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available. Purchaser understands that only the Company may file a registration statement with the SEC or applicable state securities commissioners and that the Company is under no obligation to do so with respect to the Shares. Purchaser has also been advised that exemptions from registration and qualification may not be available or may not permit Purchaser to transfer all or any of the Shares in the amounts or at the times proposed by Purchaser.

4.8            Rule 144. In addition, Purchaser has been advised that SEC Rule 144 promulgated under the 1933 Act, which permits certain limited sales of unregistered securities, is not presently available with respect to the Shares and, in any event, requires that the Shares be held for a minimum of six months, and in certain cases one year, after they have been purchased and paid for (within the meaning of Rule 144), before they may be resold under Rule 144. Purchaser understands that Rule 144 may indefinitely restrict transfer of the Shares so long as Purchaser remains an “affiliate” of the Company and certain information about the Company (as defined in Rule 144) is not publicly available.

5.            RIGHTS AS OWNER OF SHARES.

5.1            Encumbrances on Shares. Purchaser may grant a lien or security interest in, or pledge, hypothecate or encumber Shares only if each party to whom such lien or security interest is granted, or to whom such pledge, hypothecation or other encumbrance is made, agrees in a writing satisfactory to the Company that the provisions of this Agreement will continue to apply to such Shares in the hands of such party and any transferee of such party.

5.2            Rights to Shares. Subject to the terms and conditions of this Agreement, Purchaser will have all of the rights to the Shares from and after the date that Purchaser delivers payment of the Purchase Price until such time as Purchaser disposes of the Shares.

6.            TAX CONSEQUENCES. PURCHASER UNDERSTANDS THAT PURCHASER MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF PURCHASER’S PURCHASE OR DISPOSITION OF THE SHARES. PURCHASER REPRESENTS (a) THAT PURCHASER HAS CONSULTED WITH A TAX ADVISER THAT PURCHASER DEEMS ADVISABLE IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE SHARES AND (b) THAT PURCHASER IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

7.            RESTRICTIVE LEGEND AND STOP-TRANSFER INSTRUCTIONS.

7.1            Legends. Purchaser understands and agrees that the Company will place the legend set forth below (or a substantially similar legend) on any book-entry account with the Company’s transfer agent evidencing the Shares:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

7.2            Stop-Transfer Instructions. Purchaser agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company will not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of the Transaction Agreements, taken as a whole, or (b) to treat as owner of such Shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such Shares have been so transferred.

8.            COMPLIANCE WITH LAWS AND REGULATIONS. The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and Purchaser with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Class A Common Stock may be listed or quoted at the time of such issuance or transfer, provided that the Company shall use commercially reasonable efforts to qualify the Shares under the foregoing laws, regulations, and/or stock exchange requirements.

9.            GENERAL PROVISIONS. The provisions of the Letter Agreement set forth in their entirety under Section 3 “General Provisions” are hereby incorporated by reference in this Agreement and shall govern this Agreement.

IN WITNESS WHEREOF, the Company has caused this Restricted Stock Purchase Agreement to be executed by its duly authorized representative and Purchaser has executed this Agreement, each as of the Effective Date.

“PURCHASER”

GIBSON, DUNN & CRUTCHER LLP

By:	/s/ Josh Lipshutz

Name:	Josh Lipshutz

Title:	Partner & Chief Operating Officer

“COMPANY”

ARCHER AVIATION INC.

By:	/s/ Andy Missan

Name:	Andy Missan

Title:	Chief Legal Officer

Exhibit A

Registration Provisions

1.1            Shelf Registration Statement.

(a)            The Company shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective for the maximum period permitted by the SEC’s rules, and shall replace such Shelf Registration Statement at or before expiration with a successor Shelf Registration Statement, until the date on which all Shares have been sold thereunder, and to take all commercially reasonable steps to ensure the Shares are eligible for sale under the Shelf Registration Statement. The Company shall bear all fees and expenses that it incurs in connection with the Shelf Registration Statement, including for any “blue sky” qualifications.

1.2            Blackout Period.

(a)            Notwithstanding the foregoing, the Company shall be entitled, from time to time, by providing written notice to Gibson Dunn, to require Gibson Dunn to suspend the use of the prospectus for sales of Shares under the Shelf Registration Statement during any Blackout Period. “Blackout Period” means, in the event that the Company determines in good faith that a registration of securities would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would adversely affect the Company in any material respect, a period which is the shorter of the ending of the condition creating a Blackout Period and 90 days; provided, that such Blackout Period may not occur more than once in any period of 12 consecutive months. Company represents that, as of the date hereof and to the Company’s knowledge, no Blackout Period will be required within 60 days after the date of this Agreement.

(b)            In the event of a Blackout Period, the Company shall deliver to Gibson Dunn a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the Company, the conditions described in the definition of Blackout Period are met. Such certificate shall contain an estimate of the anticipated length of the Blackout Period. Upon such notice by the Company, Gibson Dunn covenants that it shall, subject to applicable law, keep the fact of any such notice strictly confidential and promptly halt any offer, sale, trading, or other transfer by it or any of its affiliates of any Shares for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination, or distribution of the Shelf Registration Statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its Affiliates for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company).

(c)            After the expiration of any Blackout Period and without any further request from Gibson Dunn, the Company, to the extent necessary, shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, and file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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1.3            General Covenants.

(a)            At any time that a Shelf Registration Statement is effective, if Gibson Dunn delivers a notice to the Company stating that it intends to sell all or part of the Shares (a “Shelf Offering”), then the Company shall amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Shares to be distributed in accordance with the Shelf Offering.The Company shall use commercially reasonable efforts to (i) cause such the Shares to be listed on the New York Stock Exchange, (ii) provide and cause to be maintained a transfer agent and registrar for the Shares from and after a date not later than the effective date of such registration statement, and (iii) instruct the Company’s transfer agent for delivery of Shares into street name with the Depository Trust Company upon the sale by Gibson Dunn of any and/or all Shares under the Shelf Registration Statement.

(b)            The Company represents that it has not granted to any person or third party any demand, piggyback, or shelf registration rights the terms of which conflict with the rights granted to Gibson Dunn hereunder (it being noted that the Company intends to issue registration rights (the “PIPE RRA”) with respect to shares of Class A common stock to be issued pursuant a private placement of up to $150 million on or shortly after the date of this Agreement, but that such rights shall not restrict or impede Gibson Dunn’s rights under this Agreement or otherwise serve to delay Gibson Dunn’s ability to sell the Shares under the Shelf Registration Statement, and for the sake of clarity, Gibson Dunn shall not be subject to any lock-up, or similar restriction on the Shares under the Shelf Registration Statement) and shall not do so without the prior written consent of Gibson Dunn, not to be unreasonably withheld. Notwithstanding the foregoing, the PIPE RRA provides that Gibson Dunn may be subject to carve-back if regulatory authorities (including the SEC) reduce or eliminate the ability of the listed selling stockholders to sell under the Shelf Registration Statement, but for the sake of clarity, the purchasers under the PIPE RRA may not unilaterally subject Gibson Dunn to any elective carve back. In the event that Gibson Dunn is carved-back with respect to the Shares, the Company will use its best efforts to register the Shares on a separate Shelf Registration Statement as soon as practicable thereafter, and to the extent that Gibson Dunn sells Shares subject to the carve-back within the 30 day period (subject to day-for-day extension of any Blackout Period) (the date at the end of such period, the “End Date”) following which the subsequent separate Shelf Registration Statement is declared effective at a price lower than the closing price of the Company’s shares of Class A common stock on the date of effectiveness of first Shelf Registration Statement through which Gibson Dunn was carved back, the Company shall promptly pay Gibson Dunn the aggregate price difference in cash upon receipt of reasonable documentation, provided, however, such payment(s) shall not be in excess, if any, of such amount equal to $11,000,000 less the value of any Shares sold by Gibson Dunn prior to the End Date (whether under the first Shelf Registration Statement or separate Shelf Registration Statement) less the value of the Shares (based on the closing price of the Shares on the End Date) that Gibson Dunn continues to hold, if any, on the End Date.

1.4            Registration Indemnification.

(a)            The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by law, Gibson Dunn and its affiliates and their respective employees, managers, and partners from and against all losses, as incurred, arising out of, caused by, resulting from, or relating to any untrue statement (or alleged untrue statement) of a material fact contained in the Shelf Registration Statement, prospectus, or preliminary prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and will reimburse each such indemnified person for any reasonable legal and other expenses incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, except insofar as the same are caused by any information furnished in writing to the Company by any such indemnified person expressly for use therein.

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(b)            Gibson Dunn agrees, without limitation as to time, to indemnify the Company, its directors, officers, and employees from and against all losses, as incurred, arising out of, caused by, resulting from, or relating to any untrue statement by Gibson Dunn (or alleged untrue statement) of material fact contained in the registration statement, prospectus, or preliminary prospectus or any amendment or supplement thereto or any omission by Gibson Dunn (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and will reimburse such indemnified persons for any reasonable legal and other expenses incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, in each case solely to the extent, and only to the extent, that such untrue statement or omission is made in such registration statement, prospectus, or preliminary prospectus or any amendment or supplement thereto in reliance upon and in conformity with information furnished in writing to the Company by Gibson Dunn expressly for use therein. Notwithstanding the foregoing, Gibson Dunn shall not be liable under this Section 1.5(b) for amounts in excess of the net proceeds received by Gibson Dunn from its sale of Shares in connection with the offering that gave rise to such liability.

(c)            Any person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d)            In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate, and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision, and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that (A) there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party or (B) such action involves, or is reasonably likely to have an effect on, matters that are beyond the scope of matters that are subject to indemnification in accordance with this Section 1.4, or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, and in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel). Notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned, or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability, or a failure to act by or on behalf of any indemnified party, and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder.

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(e)            The indemnification provided for under this Agreement shall be in addition to any other rights to indemnification or contribution which any indemnified party may have by law or contract, shall remain in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the transfer of the Shares and the termination of this Agreement.

(f)            If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any losses with respect to which such person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements, or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. If, however, the allocation provided above is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, Gibson Dunn shall not be required to make a contribution in excess of the net proceeds received by Gibson Dunn from its sale of the Shares in connection with the offering that gave rise to the contribution obligation.

1.5            Termination of Registration Rights. The rights granted under Section 2.3 and Exhibit A hereof shall terminate as to Gibson Dunn on the earlier date on which either all Shares held by Gibson Dunn have been disposed, or all Shares are eligible for sale under Rule 144 without restriction.

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